Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES NDA SUBMISSION FOR CROFELEMER

FOR THE TREATMENT OF HIV-ASSOCIATED DIARRHEA

RALEIGH, N.C., December 14, 2011—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company has submitted to the U.S. Food and Drug Administration (FDA) a New Drug Application (NDA) for Crofelemer for the proposed treatment of HIV-associated diarrhea. By regulation, the FDA has 60 days from the date of submission to conduct a filing review to determine if the application is sufficiently complete to permit a substantive review.

Salix has an exclusive license to the HIV-associated diarrhea indication for Crofelemer and the additional indications of pediatric diarrhea and acute infectious diarrhea in North America, Europe (excluding Iceland, Liechtenstein, Norway and Switzerland) and Japan. Salix also has a worldwide license to all other possible human indications, including irritable bowel syndrome, for Crofelemer. Napo has purported to terminate the license due to Salix’s alleged failure to develop Crofelemer and other alleged breaches of the parties’ Collaboration Agreement. As Salix has previously explained, Napo’s purported termination of the license is groundless and without merit.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; ongoing litigation with respect to crofelemer; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and risks related to collaborators and third-party manufacturers. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.